LOAN AGREEMENT
This LOAN AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of September, 2011, by and between STRATUS PROPERTIES INC., a Delaware corporation, STRATUS PROPERTIES OPERATING CO., L.P., a Delaware limited partnership, CIRCLE C LAND, L.P., a Texas limited partnership and AUSTIN 290 PROPERTIES, INC., a Texas corporation (individually or collectively as the case may require, “Borrower”), whose address is Stratus Properties Inc., 212 Lavaca Boulevard, Suite 300, Austin, Texas 78701, and COMERICA BANK (“Lender”), whose address is 300 W. Sixth Street, Suite 1300, Austin, Texas 78701, Attn: Commercial Real Estate.
ARTICLE I
DEFINITION OF TERMS

1.1Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

Advance: A disbursement by Lender, whether by journal entry, deposit to Borrower's account, check to third party or otherwise of any of the proceeds of the Loan.
Agreement: This Loan Agreement, as the same may from time to time be amended or supplemented.
Commitment Fee: The sum of $12,500 to be paid by Borrower to Lender in connection with the Loan.
Constituent Party: As defined in the Deed of Trust.
Deed of Trust: Collectively, each Second Lien Deed of Trust, Security Agreement, Fixture Filing, and Assignment of Rents dated of even date herewith pursuant to which each Borrower grants a lien and security interest in and to the Mortgaged Property for the benefit of Lender to secure the Loan.
Disposition: Any sale, lease (except as expressly permitted pursuant to the Loan Documents), exchange, assignment, conveyance, transfer, trade, or other disposition of all or any portion of the Mortgaged Property (or any interest therein) or all or any part, directly or indirectly, of the beneficial ownership interest in Borrower (if Borrower is a corporation, limited liability company, partnership, general partnership, limited partnership, joint venture, trust, or other type of business association or legal entity); provided, however, a sale of the publicly traded stock of Stratus Properties Inc. shall not constitute a Disposition under the terms of this Agreement.
Draw Request: A request by Borrower to Lender for an Advance in such form and containing such information as Lender may reasonably require.
Environmental Law: Any federal, state, or local law, statute, ordinance, or regulation, whether now or hereafter in effect, pertaining to health, industrial hygiene, or the environmental conditions on, under, or about the Land or Improvements, including the Comprehensive

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Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601 et seq.; Resource, Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq. as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), Pub. L. 99‑499, 100 Stat. 1613; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. § 1101 et seq.; Clean Water Act (“CWA”), 33 U.S.C. § 1251 et seq.; Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act (“FWPCA”), 33 U.S.C. § 1251 et seq.; and any corresponding state laws or ordinances including the Texas Water Code (“TWC”) § 26.001 et seq.; Texas Health & Safety Code (“THSC”) § 361.001 et seq.; Texas Solid Waste Disposal Act, Tex. Rev. Civ. Stat. Ann. art. 4477‑7; and regulations, rules, guidelines, or standards promulgated pursuant to such laws, statutes and regulations.
Event of Default: Any happening or occurrence described in Section 7.1 of this Agreement.
Financing Statement: The financing statement or financing statements (on Standard Form UCC‑1 or otherwise) covering Borrower's personal property, as debtor, and naming Lender, as secured party, in connection with the Loan Documents.
Governmental Authority: Any and all courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise), whether now or hereafter in existence.
Governmental Requirements: All statutes, laws, ordinances, rules, regulations, orders, writs, injunctions or decrees of any Governmental Authority applicable to Borrower or the Mortgaged Property.
Hazardous Substance: Any substance, product, waste, or other material which is or becomes listed, regulated, or addressed as being a toxic, hazardous, polluting, or similarly harmful substance under any Environmental Law, including without limitation: (i) any substance included within the definition of “hazardous waste” pursuant to Section 1004 of RCRA; (ii) any substance included within the definition of “hazardous substance” pursuant to Section 101 of CERCLA; (iii) any substance included within (a) the definition of “regulated substance” pursuant to Section 26.342(11) of TWC; or (b) the definition of “hazardous substance” pursuant to Section 361.003(11) of THSC; (iv) asbestos; (v) polychlorinated biphenyls; (vi) petroleum products; (vii) underground storage tanks, whether empty, filled or partially filled with any substance; (viii) any radioactive materials, urea formaldehyde foam insulation or radon; (ix) any substance included within the definition of “waste” pursuant to Section 30.003(b) of TWC or “pollutant” pursuant to Section 26.001(13) of TWC; and (x) any other chemical, material or substance, the exposure to which is prohibited, limited or regulated by any Governmental Authority on the basis that such chemical, material or substance is toxic, hazardous or harmful to human health or the environment.
Improvements: Any improvements or buildings now or hereafter constructed on the Land.
Indebtedness: As defined in the Deed of Trust.

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Initial Advance: The first Advance to be made at the time Borrower satisfies the conditions set forth in Sections 3.1 and 3.2 of this Agreement.
Land: The real property or interest therein described in Exhibit A attached hereto and incorporated herein by this reference.
Loan: The loan evidenced by the Note and governed by this Agreement.
Loan Amount: Up to a maximum amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00).
Loan Documents: The Note, the Deed of Trust, this Agreement, the Financing Statement, and any and all other documents now or hereafter executed by the Borrower or any other person or party in connection with the Loan, the indebtedness evidenced by the Note, or the covenants contained in this Agreement.
Material Adverse Effect: Any material and adverse effect on (i) the business condition (financial or otherwise), operations, prospects, results of operations, capitalization, liquidity or any properties of the Borrower, taken as a whole, (ii) the value of the Mortgaged Property, (iii) the ability of Borrower (or if the Borrower is a partnership, joint venture, trust or other type of business association, of any of the parties comprising Borrower) to pay and perform the Indebtedness or any other Obligations, or (iv) the validity, enforceability or binding effect of any of the Loan Documents.
Maturity Date: May 30, 2012.
Mortgaged Property: Collectively, the Land, the Improvements, and all other collateral covered by the Loan Documents.
Note: The promissory note dated as of even date herewith in the principal sum of the Loan Amount (together with all renewals and extensions thereof) executed and delivered by Borrower payable to the order of Lender, evidencing the Loan.
Obligations: Any and all of the covenants, conditions, warranties, representations, and other obligations (other than to repay the Indebtedness) made or undertaken by Borrower or any other person or party to the Loan Documents to Lender, the trustee of the Deed of Trust, or others as set forth in the Loan Documents, and in any deed, lease, sublease, or other form of conveyance, or any other agreement pursuant to which Borrower is granted a possessory interest in the Land.
Security Agreement: The Security Agreement shall mean all security agreements, whether contained in the Deed of Trust, a separate security agreement or otherwise creating a security interest in all personal property and fixtures of Borrower (including replacements, substitutions and after‑acquired property) now or hereafter located in or upon the Land or the Improvements, or used or intended to be used in the operation thereof, to secure the Loan.
Special Account: An account established by a Borrower with Lender into which all Advances made directly to Borrower will be deposited.

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Stratus Loan Documents: As defined in the Deed of Trust.
Subordinate Mortgage: Any mortgage, deed of trust, pledge, lien (statutory, constitutional, or contractual), security interest, encumbrance or charge, or conditional sale or other title retention agreement, covering all or any portion of the Mortgaged Property executed and delivered by Borrower, the lien of which is subordinate and inferior to the lien of the Deed of Trust.
Tenant Leases: All written leases or rental agreements by which any Borrower, as landlord, grants to a tenant a leasehold interest in a portion of the Mortgaged Property.
Title Insurance: A Loan Policy of Title Insurance issued by the Title Company, on a coinsurance or reinsurance basis (with direct access endorsement or rights) if and as required by Lender, in the maximum amount of the Loan insuring or committing to insure that the Deed of Trust constitutes a valid lien covering the Land and the Improvements, subject only to those exceptions which Lender may approve.
Title Company: The Title Company (and its issuing agent, if applicable) issuing the Title Insurance, which shall be acceptable to Lender in its sole and absolute discretion.

ARTICLE II
THE LOAN

2.1Agreement to Lend. Lender hereby agrees to lend up to but not in excess of the Loan Amount to Borrower, and Borrower hereby agrees to borrow such sum from Lender, all upon and subject to the terms and provisions of this Agreement, such sum to be evidenced by the Note. No principal amount repaid by Borrower may be reborrowed by Borrower. Borrower's liability for repayment of the interest on account of the Loan shall be limited to and calculated with respect to Loan proceeds actually disbursed to Borrower pursuant to the terms of this Agreement and the Note and only from the date or dates of such disbursements. After notice to Borrower, Lender may, in Lender's sole discretion, disburse Loan proceeds by journal entry to pay interest and financing costs and, following an uncured Event of Default, disburse Loan proceeds directly to third parties to pay costs or expenses required to be paid by Borrower pursuant to this Agreement. Loan proceeds disbursed by Lender by journal entry to pay interest or financing costs, and Loan proceeds disbursed directly by Lender to pay costs or expenses required to be paid by Borrower pursuant to this Agreement, shall constitute Advances to Borrower.

2.2Advances. The Loan proceeds shall be advanced only to provide working capital for Borrower and shall not be distributed by Borrower to any partner, member, shareholder or joint venturer of Borrower.

ARTICLE III
ADVANCES

3.1Conditions to Initial Advance. The obligation of Lender to make the Initial Advance hereunder is subject to the prior or simultaneous occurrence of each of the following conditions:

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(a)Lender shall have received from Borrower all of the Loan Documents duly executed by Borrower.

(b)Lender shall have received certified copies of resolutions of Borrower, if Borrower is a corporation or limited liability company, or a certified copy of a consent of partners, if Borrower is a partnership, authorizing execution, delivery and performance of all of the Loan Documents and authorizing the borrowing hereunder, along with such certificates of existence, certificates of good standing and other certificates or documents as Lender may reasonably require to evidence Borrower's authority.

(c)Lender shall have received true copies of all organization documents of Borrower, including all amendments or supplements thereto, along with such certificates or other documents as Lender may reasonably require to evidence Borrower's authority.

(d)Lender shall have received evidence of compliance with all Governmental Requirements.

(e)Lender shall have received a full‑size, single sheet copy of all recorded subdivision or plat maps of the Land, and legible copies of all instruments representing exceptions to the state of title to the Mortgaged Property.

(f)Lender shall have received policies of all such insurance as Lender may reasonably require, with standard endorsements attached naming Lender as the insured mortgagee or additional insured, whichever is applicable, such policies to be in form and content and issued by companies reasonably satisfactory to Lender, with copies, or certificates thereof, being delivered to Lender.

(g)Lender shall have received the Title Insurance, at the sole expense of Borrower.

(h)Lender shall have received from Borrower such other instruments, evidence and certificates as Lender may reasonably require, including the items indicated below:

(1)An opinion of counsel for Borrower, which counsel shall be satisfactory to Lender, to the effect that (i) Borrower possesses full power and authority to own the Mortgaged Property, (ii) Borrower possesses full power and authority to perform Borrower's obligations hereunder; (iii) the Loan Documents have been duly authorized, executed and delivered by Borrower and constitute the valid and binding obligations of Borrower, not subject to any defense based upon usury, capacity of Borrower or otherwise; (iv) the Loan Documents are enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency and other laws affecting creditors' rights generally, and except that certain remedial provisions thereof may be limited by the laws of the State of Texas; (v) to the knowledge of such counsel, there are no actions, suits or proceedings pending or threatened against or affecting Borrower or the Mortgaged Property, or involving the priority, validity or enforceability of the liens or security interests arising out of the Loan Documents, at law or in equity,

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or before or by any Governmental Authority, except actions, suits or proceedings fully covered by insurance or which, if adversely determined, would not substantially impair the ability of Borrower to pay when due any amounts which may become payable in respect to the Loan as represented by the Note; (vi) to the knowledge of such counsel, Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority of which such counsel has knowledge; (vii) to the knowledge of such counsel, the consummation of the transactions hereby contemplated and the performance of this Agreement and the execution and delivery of the Loan Documents will not violate or contravene any provision of any instrument creating or governing the business operations of Borrower and will not result in any breach of, or constitute a default under, any mortgage, deed of trust, lease, bank loan or credit agreement or other instrument to which Borrower is a party or by which Borrower or the Mortgaged Property may be bound or affected; and (viii) such other matters as Lender may reasonably request.

(2)Such other instruments, evidence or certificates as Lender may reasonably request.

(i)If required by Lender, Lender shall have ordered and received, at Borrower's expense, an appraisal of the Mortgaged Property, prepared by an appraiser acceptable to Lender and presented and based upon such standards as may be required by Lender.

(j)Lender shall have received payment of the Commitment Fee.

3.2Conditions to Advances. The obligation of Lender to make each Advance hereunder, including the Initial Advance, shall be subject to the prior or simultaneous occurrence or satisfaction of each of the following conditions:

(a)The conditions to the Initial Advance shall have been satisfied.

(b)No Event of Default shall have occurred and then be continuing under this Agreement or any of the other Loan Documents.

(c)The Loan Documents shall be and remain outstanding and enforceable in all material respects in accordance with their terms, all as required hereunder.

(d)If required by Lender, Lender shall have received a title report dated within ten (10) days of the requested Advance from the Title Company showing no state of facts objectionable to Lender, including, but not limited to, a showing that title to the Land is vested in Borrower and that no claim for mechanics' or materialmen's liens has been filed against the Mortgaged Property.

(e)The representations and warranties made by Borrower, as contained in this Agreement and in all other Loan Documents shall be true and correct as of the date of each Advance; and if requested by Lender, Borrower shall give to Lender a certificate to that effect.

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(f)The covenants made by Borrower to Lender, as contained in this Agreement and in all other Loan Documents shall have been fully complied with, except to the extent such compliance may be limited by the passage of time.

(g)There shall exist no default or breach by any obligated party (other than Lender) under the Loan Documents.

(h)The Improvements (if any) shall not have been materially injured, damaged or destroyed by fire or other casualty, nor shall any part of the Mortgaged Property be subject to condemnation proceedings or negotiations for sale in lieu thereof.

(i)Borrower shall have fully completed (to the extent applicable), signed, notarized and delivered to Lender the Draw Request Form.

3.3Advance Not A Waiver. No Advance of the proceeds of the Loan shall constitute a waiver of any of the conditions of Lender's obligation to make further Advances, nor, in the event Borrower is unable to satisfy any such condition, shall any such Advance have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default.

3.4Advance Not An Approval. Lender shall have no obligation to make any Advance or part thereof after the happening of any Event of Default, but shall have the right and option so to do; provided that if Lender elects to make any such Advance, no such Advance shall be deemed to be either a waiver of the right to demand payment of the Loan, or any part thereof, or an obligation to make any other Advance.

3.5Time and Place of Advances. All Advances are to be made at the office of Lender, or at such other place as Lender may designate; and Lender shall require five (5) business days' prior notice in writing before the making of any such Advance. Lender shall not be obligated to undertake any Advance hereunder more than once in any 30 day period. Except as set forth in this Agreement, all Advances are to be made by direct deposit into the Special Account. In the event Borrower shall part with or be in any manner whatever deprived of Borrower's interests in the Land, Lender may, at Lender's option but without any obligation to do so, continue to make Advances under this Agreement, and subject to all its terms and conditions, to such person or persons as may succeed to Borrower's title and interest and all sums so disbursed shall be deemed Advances under this Agreement and secured by the Deed of Trust and all other liens or security interests securing the Loan.

3.6No Third Party Beneficiaries. The benefits of this Agreement shall not inure to any third party, nor shall this Agreement be construed to make or render Lender liable for debts or claims accruing to any such persons or entities against Borrower. Lender shall not be liable for the manner in which any Advances under this Agreement may be applied by Borrower.

3.7Additional Expenditures by Lender. Borrower agrees that all sums paid or expended by Lender under the terms of this Agreement in excess of the amount of the Loan shall be considered to be an additional loan to Borrower and the repayment thereof, together with interest thereon at the Default Rate (as defined in the Note), from the date of demand by Lender until the date paid, shall be secured by the Deed of Trust and the other Loan Documents and shall be immediately due and payable within ten (10) days of written notice to Borrower, and

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Borrower agrees to pay such sum upon demand. Nothing contained herein, however, shall obligate Lender to make such advances. In addition to the foregoing, if Borrower fails to perform any act or to take any action or to pay any amount provided to be paid by it under the provisions of any of the covenants and agreements contained in this Agreement or any other Loan Document, Lender may but shall not be obligated to perform or cause to be performed such act or take such action or pay such money, and any expenses so incurred by Lender and any money so paid by Lender shall be an advance against the Note and shall bear interest from the date of making such payment until paid at the Default Rate and shall be part of the Indebtedness secured by the Deed of Trust, and Lender upon making any such payment shall be subrogated to all rights of the person, corporation or body politic receiving such payment. Lender will endeavor to promptly notify Borrower of such amounts paid by Lender hereunder, but Lender's failure to do so shall not create or give rise to any liability on Lender's part or impair or affect any of Lender's rights and remedies under this Agreement or any of the other Loan Documents.

ARTICLE IV
WARRANTIES AND REPRESENTATIONS

Borrower hereby unconditionally warrants and represents to Lender, as of the date hereof and at all times during the term of the Agreement, as follows:
4.1Authority. Each Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified and authorized to do business in the state in which the Land is located and in each other jurisdiction in which the character of its assets or the nature of its business makes such qualification necessary.

4.2Due Authorization. Each Borrower has all requisite power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party or is otherwise bound, all of which have been duly authorized by all necessary action and are not in contravention of law or the terms of any Borrower's organizational or other governing documents.

4.3Title to Property. Each Borrower has good title to all property and assets purported to be owned by it, including without limitation, the Mortgaged Property.

4.4Governmental Requirements. No violation of any Governmental Requirements exists or will exist with respect to the Mortgaged Property and the Borrower is not, and will not be, in default with respect to any Governmental Requirements.

4.5Financial Statements. Each financial statement of Borrower delivered heretofore, concurrently herewith or hereafter to Lender was and will be prepared in conformity with general accepted accounting principles, or other good accounting principles approved by Lender, applied on a basis consistent with that of previous statements and completely and accurately disclose the financial condition of Borrower (including all contingent liabilities) as of the date thereof and for the period covered thereby, and there has been no material adverse change in Borrower's financial condition subsequent to the date of the most recent financial statement of Borrower delivered to Lender.

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4.6Statements. No certificate, statement, report or other information delivered heretofore, concurrently herewith or hereafter by Borrower to Lender in connection herewith, or in connection with any transaction contemplated hereby, contains or will contain any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained therein from being misleading, and same were true, complete and accurate as of the date hereof.

4.7Disclaimer of Permanent Financing. Borrower acknowledges and agrees that Lender has not made any commitments, either express or implied, to extend the term of the Loan past its stated maturity date or to provide Borrower with any permanent financing except as expressly set forth herein.

4.8Stratus Loan Documents. Borrower confirms that each of the representations and warranties in the Stratus Loan Documents are true and correct in all material respects as of the date of this Agreement, and Borrower hereby reaffirms and restates each of said representations and warranties to Lender as of the date of this Agreement.

ARTICLE V
COVENANTS OF BORROWER
Borrower hereby unconditionally covenants and agrees with Lender, until the Loan shall have been paid in full and the lien of the Deed of Trust shall have been released, as follows:
5.1Advances. Borrower will use the Advances only for working capital purposes of the Borrower and for purposes related to the Mortgaged Property, and for no other purpose.

5.2Lender's Expenses. Borrower will reimburse Lender for all out‑of‑pocket expenses of Lender, including reasonable attorneys' fees, incurred in connection with the preparation, execution, delivery, administration and performance of the Loan Documents.

5.3Estoppel Certificates. Borrower will deliver to Lender, promptly after request therefor, estoppel certificates or written statements, duly acknowledged, stating the amount that has then been advanced to Borrower under this Agreement, the amount due on the Note, and whether any known offsets or defenses exist against the Note or any of the other Loan Documents.

5.4BROKERS. BORROWER WILL INDEMNIFY LENDER FROM CLAIMS OF BROKERS ARISING BY REASON OF THE EXECUTION HEREOF OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY TO THE EXTENT SUCH BROKER WAS CONTACTED OR HIRED BY BORROWER OR EITHER OF ITS JOINT VENTURERS.

5.5Compliance with Governmental Requirements. Borrower will comply promptly with all Governmental Requirements.

5.6Compliance with Restrictive Covenants. Borrower will comply with all restrictive covenants, if any, affecting the Mortgaged Property.

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5.7Payment of Expenses. Borrower shall pay or reimburse to Lender all out‑of‑pocket costs and expenses relating to the Mortgaged Property and for which an Advance is made, including (without limitation), title insurance and examination charges, survey costs, insurance premiums, filing and recording fees, and other expenses payable to third parties incurred by Lender in connection with the consummation of the transactions contemplated by this Agreement.

5.8Notices Received. Borrower will promptly deliver to Lender a true and correct copy of all notices received by Borrower from any person or entity with respect to Borrower, the Mortgaged Property, or any or all of them, which in any way relates to or affects the Loan or the Mortgaged Property.

5.9Approval to Lease Required. Borrower will obtain the prior written consent of Lender, which consent shall be granted or denied in Lender's sole discretion, as to any Tenant Lease proposed to be entered into by Borrower relating to the Mortgaged Property. In the event any Tenant Lease is executed with respect to any of the Mortgaged Property, Borrower will thereafter not thereafter materially modify any Tenant Lease as to the rental rate, term or any credit enhancement issue without Lender's prior consent.

5.10Statements and Reports. Borrower agrees to deliver to Lender, during the term of the Loan and until the Loan has been fully paid and satisfied, the following statements and reports:

(a)Annual, audited financial statements of Borrower, each Constituent Party within ninety (90) days after the end of each calendar year, commencing in the calendar year 2011, and which shall be prepared and certified to by the chief financial officer of the general partner of Borrower or such other office reasonably acceptable to Lender;

(b)Copies of all state and federal tax returns prepared with respect to Borrower, and the general partner of Borrower within ten (10) days of such returns being filed with the Internal Revenue Service or applicable state authority;

(c)Copies of extension requests or similar documents with respect to federal or state income tax filings for Borrower and each Constituent Party within ten (10) days of such documents being filed with the Internal Revenue Service or applicable state authority;

(d)Such other reports and statements as Lender may reasonably require from time to time.

5.11Mechanic's Liens. Borrower shall not install nor otherwise incorporate in the Improvements any materials, equipment or fixtures under any conditional sales agreements or security agreement whereby the right is reserved or accrued to anyone to remove or repossess any such items. Borrower shall not cause or permit any lien or claim for lien for any labor or material to be filed or to become valid or effective against the Mortgaged Property; provided, however, that the existence of any unperfected and unrecorded mechanic's lien shall not constitute a violation of this Section if payment is not yet due for the work giving rise to the lien. In the event a lien is filed against the Mortgaged Property, Borrower shall, upon the request of

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Lender, obtain an indemnity bond for such lien complying with the requirements of Tex. Property Code §§ 53.171 et. seq., and shall provide such bond to Lender within twenty (20) days of Lender's request unless Borrower otherwise causes such lien to be released prior to the expiration of such twenty (20) day period.

5.12Transfer of Ownership Interests. Except as otherwise expressly permitted by this Loan Agreement, Borrower shall not convey, transfer or assign any interest in the Mortgaged Property, or permit a change in the ownership interests in the Borrower (whether direct or indirect) or other Disposition, unless the written consent of the Lender is first obtained, which consent may be granted or refused in Lender's sole discretion, provided, however, a sale of the publicly traded stock of Stratus Properties Inc. shall not constitute a Disposition or other impermissible transfer under the terms of this Agreement.

5.13Assignment of Licenses and Permits. Borrower shall not assign or transfer any of its interest in any licenses and permits relating to the Mortgaged Property, if any, or assign, transfer, or remove or permit any other person to assign, transfer, or remove any records pertaining to the Mortgaged Property without Lender's prior written consent, which consent may be granted or refused in Lender's sole discretion.

5.14Stratus Loan Documents. Borrower will observe and comply with all covenants in the Stratus Loan Documents.

ARTICLE VI
ASSIGNMENTS

6.1Assignment of Proceeds. Borrower hereby further collaterally transfers and assigns to Lender and acknowledges that Lender shall be entitled to receive (i) any and all sums which may be awarded and become payable to Borrower for condemnation of all or any portion of the Mortgaged Property, or (ii) the proceeds of any and all insurance upon the Mortgaged Property (other than the proceeds of general public liability insurance).

(a)Borrower shall, upon request of Lender, make, execute, acknowledge and deliver any and all additional assignments and documents as may be necessary from time to time to enable Lender to collect and receipt for any of such insurance or condemnation proceeds.

(b)Lender shall not be, under any circumstances, liable or responsible for failure to collect, or exercise diligence in the collection of, any of such sums.

(c)Any sums so received by Lender pursuant to this Section 6.1 may, in Lender's sole discretion, be provided back to Borrower for restoration of the Mortgaged Property, in the amounts, manner, method and pursuant to such requirements in documents as Lender may require, or shall be applied to the liquidation of the Indebtedness in accordance with the provisions of Section 7.4 of the Deed of Trust; provided, however, if Lender determines that the Mortgaged Property can be restored prior to the maturity date of the Note, and no Event of Default exists, then Lender will apply the proceeds to the restoration of the Mortgaged Property.

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ARTICLE VII
EVENTS OF DEFAULT

7.1Events of Default. Each of the following shall constitute an “Event of Default” hereunder:

(a)If Borrower shall fail, refuse, or neglect to pay, in full, any installment or portion of the Indebtedness as and when the same shall become due and payable, whether at the due date thereof stipulated in the Loan Documents, upon acceleration or otherwise and such default shall continue for a period of five (5) calendar days beyond any due date (provided, however, any default in making the payment due on the Maturity Date shall be an immediate Event of Default without any grace period).

(b)If Borrower shall fail, refuse or neglect, or cause others to fail, refuse, or neglect to comply with, perform and discharge fully and timely any of the Obligations as and when called for, and such failure shall continue for a period of fifteen (15) days after receipt of written notice from Lender; provided, however, Borrower shall have the right to attempt to cure said default for up to an additional forty-five (45) days if Borrower is diligently prosecuting a cure of said default.

(c)If any representation, warranty, or statement made by Borrower or others in, under, or pursuant to the Loan Documents or any affidavit or other instrument executed or delivered with respect to the Loan Documents or the Indebtedness is determined by Lender to be false or misleading in any material respect as of the date hereof or thereof or shall become so at any time prior to the repayment in full of the Indebtedness.

(d)If Borrower shall default or commit an event of default under and pursuant to any other mortgage or security agreement which covers or affects any part of the Mortgaged Property which is not cured within any notice or grace period.

(e)If Borrower (i) shall execute an assignment for the benefit of creditors or an admission in writing by Borrower of Borrower's inability to pay, or Borrower's failure to pay, debts generally as the debts become due; or (ii) shall allow the levy against the Mortgaged Property or any part thereof, of any execution, attachment, sequestration or other writ which is not vacated within sixty days after the levy; or (iii) shall allow the appointment of a receiver, trustee or custodian of Borrower or of the Mortgaged Property or any part thereof, which receiver, trustee or custodian is not discharged within sixty (60) days after the appointment; or (iv) files as a debtor a petition, case, proceeding or other action pursuant to, or voluntarily seeks of the benefit or benefits of any Debtor Relief Law (as defined in the Deed of Trust), or takes any action in furtherance thereof; or (v) files either a petition, complaint, answer or other instrument which seeks to effect a suspension of, or which has the effect of suspending any of the rights or powers of Lender or the trustee under the Deed of Trust granted in the Note, herein or in any Loan Document; or (vi) allows the filing of a petition, case, proceeding or other action against Borrower as a debtor under any Debtor Relief Law or seeks appointment of a receiver, trustee, custodian or liquidator of Borrower or of the Mortgaged Property, or any part

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thereof, or of any significant portion of Borrower's other property and (a) Borrower admits, acquiesces in or fails to contest diligently the material allegations thereof, or (b) the petition, case, proceeding or other action results in the entry of an order for relief or order granting the relief sought against Borrower, or (c) the petition, case, proceeding or other action is not permanently dismissed or discharged on or before the earlier of trial thereon or sixty (60) days next following the date of filing.

(f)If Borrower or any Constituent Party shall die, dissolve, terminate or liquidate, or merge with or be consolidated into any other entity, or become permanently disabled.

(g)If Borrower creates, places, or permits to be created or placed, or through any act or failure to act, acquiesces in the placing of, or allows to remain, any Subordinate Mortgage, regardless of whether such Subordinate Mortgage is expressly subordinate to the liens or security interests of the Loan Documents, with respect to the Mortgaged Property, other than the Permitted Exceptions and subject to the right of Borrower to cure or bond over a mechanic's or materialmen's lien in accordance with this Agreement.

(h)If Borrower makes a Disposition without the prior written consent of Lender, which consent may be withheld or granted in Lender's sole and absolute discretion.

(i)If any condemnation proceeding is instituted or threatened which would, in Lender's sole judgment, materially impair the use and enjoyment of the Mortgaged Property for its intended purposes.

(j)If Lender reasonably determines that any event shall have occurred that could be expected to have a Material Adverse Effect.

(k)If Borrower abandons all or any material portion of the Mortgaged Property.

(l)The occurrence of any event referred to in Sections 7.1(e) and (f) hereof with respect to any Constituent Party or other person or entity obligated in any manner to pay or perform the Indebtedness or Obligations, respectively, or any part thereof (as if such Constituent Party or other person or entity were the “Borrower” in such Sections).

(m)An Event of Default, as defined in any of the Loan Documents, occurs.

(n)If Borrower is unable to satisfy any condition of Borrower's right to receive Advances hereunder for a period in excess of thirty (30) days after Lender's refusal to make any further Advances.

(o)If Borrower executes any conditional bill of sale, chattel mortgage or other security instrument covering any materials, fixtures or articles intended to be incorporated in the Improvements or the appurtenances thereto, or covering articles of personal property placed in the Improvements, or files a financing statement publishing

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notice of such security instrument, or if any of such materials, fixtures or articles are not purchased in such a manner that the ownership thereof vests unconditionally in Borrower, free from encumbrances, on delivery at the Improvements, or if Borrower does not produce to Lender upon reasonable demand the contracts, bills of sale, statements, receipted vouchers or agreements, or any of them, under which Borrower claims title to such materials, fixtures and articles.

(p)If any levy, attachment or garnishment is issued, or if any lien for the performance of work or the supply of materials is filed, against any part of the Mortgaged Property and remains unsatisfied or unbonded following the earlier of (i) twenty (20) days after the date of filing thereof or (ii) the requesting by Borrower of an Advance.

(q)Any event of default occurs under any of the Stratus Loan Documents (after expiration of any applicable grace or cure period).

7.2Remedies. Lender shall have the right, upon the happening of an Event of Default, in addition to any rights or remedies available to it under all other Loan Documents, to enter into possession of the Mortgaged Property and perform any and all obligations which Borrower is required to perform with respect to the Mortgaged Property. All amounts so expended by Lender shall be deemed to have been disbursed to Borrower as Loan proceeds and secured by the Deed of Trust. For this purpose, Borrower hereby constitutes and appoints (which appointment is coupled with an interest and is therefore irrevocable) Lender as Borrower's true and lawful attorney‑in‑fact, with full power of substitution in the name of Borrower, and hereby empowers Lender, acting as Borrower's attorney‑in‑fact, to prosecute and defend all actions or proceedings in connection with the Mortgaged Property and to take such action and require such performance as is deemed necessary.

ARTICLE VIII
LENDER'S DISCLAIMERS ‑ BORROWER'S INDEMNITIES

8.1No Obligation by Lender to Operate. Any term or condition of any of the Loan Documents to the contrary notwithstanding, Lender shall not have, and by its execution and acceptance of this Agreement hereby expressly disclaims, any obligation or responsibility for the management, conduct or operation of the business and affairs of Borrower. Any term or condition of the Loan Documents which permits Lender to disburse funds, whether from the proceeds of the Loan or otherwise, or to take or refrain from taking any action with respect to Borrower, the Mortgaged Property or any other collateral for repayment of the Loan, shall be deemed to be solely to permit Lender to audit and review the management, operation and conduct of the business and affairs of Borrower, and to maintain and preserve the security given by Borrower to Lender for the Loan, and may not be relied upon by any other person. Further, Lender shall not have, has not assumed and by its execution and acceptance of this Agreement hereby expressly disclaims any liability or responsibility for the payment or performance of any indebtedness or obligation of Borrower and no term or condition of the Loan Documents, shall be construed otherwise. Borrower hereby expressly acknowledges that no term or condition of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of borrower and lender, and Borrower shall at all times represent that the relationship between Borrower and Lender is solely that of borrower and lender.

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BORROWER HEREBY INDEMNIFIES AND AGREES TO HOLD LENDER HARMLESS FROM AND AGAINST ANY COST, EXPENSE OR LIABILITY INCURRED OR SUFFERED BY LENDER AS A RESULT OF ANY ASSERTION OR CLAIM OF ANY OBLIGATION OR RESPONSIBILITY OF LENDER FOR THE MANAGEMENT, OPERATION AND CONDUCT OF THE BUSINESS AND AFFAIRS OF BORROWER, OR AS A RESULT OF ANY ASSERTION OR CLAIM OF ANY LIABILITY OR RESPONSIBILITY OF LENDER FOR THE PAYMENT OR PERFORMANCE OF ANY INDEBTEDNESS OR OBLIGATION OF BORROWER, INCLUDING WITHOUT LIMITATION ANY COST, EXPENSE OR LIABILITY RESULTING FROM ANY CLAIMS OF NEGLIGENCE OR ALLEGED NEGLIGENCE BY LENDER, BUT NOT ANY COST, EXPENSE OR LIABILITY ARISING FROM LENDER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

8.2INDEMNITY BY BORROWER. BORROWER HEREBY INDEMNIFIES LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS, AND EXPENSES TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS, AND EXPENSES ARISE FROM OR RELATE TO ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY OR FROM ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING, INCLUDING WITHOUT LIMITATION, ANY LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS, AND EXPENSES RESULTING FROM ANY CLAIMS OF NEGLIGENCE OR ALLEGED NEGLIGENCE BY LENDER, BUT NOT ANY LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS, AND EXPENSES ARISING FROM LENDER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Without intending to limit the remedies available to Lender with respect to the enforcement of its indemnification rights as stated herein or as stated in any Loan Document, in the event any claim or demand is made or any other fact comes to the attention of Lender in connection with, relating or pertaining to, or arising out of the transactions contemplated by this Agreement, which Lender reasonably believes might involve or lead to some liability of Lender, Borrower shall, immediately upon receipt of written notification of any such claim or demand, assume in full the personal responsibility for and the defense of any such claim or demand and pay in connection therewith any loss, damage, deficiency, liability or obligation, including, without limitation, legal fees and court costs incurred in connection therewith. In the event of court action in connection with any such claim or demand, Borrower shall assume in full the responsibility for the defense of any such action and shall immediately satisfy and discharge any final decree or judgment rendered therein. Lender may, in its sole discretion, make any payments sustained or incurred by reason of any of the foregoing; and Borrower shall immediately repay to Lender, in cash and not with proceeds of the Loan, the amount of such payment, with interest thereon at the Default Rate (as defined in the Note) from the date of such payment. Lender shall have the right to join Borrower as a party defendant in any legal action brought against Lender, and Borrower hereby consents to the entry of an order making Borrower a party defendant to any such action.

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ARTICLE IX
MISCELLANEOUS

9.1Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Borrower and Lender, and their respective heirs, legal representatives, successors and assigns; provided, however, that Borrower may not assign any rights or obligations under this Agreement without the prior written consent of Lender.

9.2Headings. The Article, Section, and Subsection entitlements hereof are inserted for convenience of reference only and shall in no way alter, modify, define or be used in construing the text of such Articles, Sections or Subsections.

9.3Survival. The provisions hereof shall survive the execution of all instruments herein mentioned, shall continue in full force and effect until the Loan has been paid in full and shall not be affected by any investigation made by any party.

9.4APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. COURTS WITHIN THE STATE OF TEXAS SHALL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN BORROWER AND LENDER, WHETHER IN LAW OR EQUITY, INCLUDING, BUT NOT LIMITED TO, ANY AND ALL DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT; AND VENUE IN ANY SUCH DISPUTE WHETHER IN FEDERAL OR STATE COURT SHALL BE LAID IN DALLAS COUNTY, TEXAS.

9.5Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given if (i) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested; (ii) by delivering same in person to the intended addressee; or (iii) by delivery to an independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee. Notice so mailed shall be effective upon its deposit with the United States Postal Service or any successor thereto; notice sent a commercial delivery service shall be effective upon delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the designated address of the intended addressee. For purposes of notice, the addresses of the parties shall be as set forth on page 1 of this Agreement; provided, however, that either party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days notice to the other party in the manner set forth herein.

9.6Reliance by Lender. Lender is relying and is entitled to rely upon each and all of the provisions of this Agreement; and accordingly, if any provision or provisions of this Agreement should be held to be invalid or ineffective, then all other provisions hereof shall continue in full force and effect notwithstanding.

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9.7Participations. Lender shall have the right at any time and from time to time to grant participations in the Loan and Loan Documents or sell or assign its interest in the Loan and the Loan Documents to a thirty party. Each participant or assignee of Lender shall be entitled to receive all information received by Lender regarding the creditworthiness of Borrower and any of its principals, including (without limitation) information required to be disclosed to a participant pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the participant is subject to the circular or not).

9.8Maximum Interest. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the Indebtedness (as defined in the Deed of Trust) (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to the Note, any of the other Loan Documents or any other communication or writing by or between Borrower and Lender related to any of the Indebtedness, (ii) contracted for, charged or received by reason of Lender's exercise of the option to accelerate the maturity of the Note and/or any other portion of the Indebtedness, or (iii) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of the Note and/or any of the other Indebtedness, then it is Borrower's and Lender's express intent that all amounts charged in excess of the Maximum Lawful Rate (as defined in the Deed of Trust) shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Lender shall be credited on the principal balance of the Note and/or any of the other Indebtedness (or, if the Note and all other Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of the Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if the Note has been paid in full before the end of the stated term of the Note, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to Borrower and/or credit such excess interest against any other Indebtedness then owing by Borrower to Lender. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Note and/or other Indebtedness then owing by Borrower to Lender. All sums contracted for, charged or received by Lender for the use, forbearance or detention of any of the Indebtedness, including any portion of the debt evidenced by the Note shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of the Note and/or other Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of the Note and/or other Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to the Note and/or the other Indebtedness for so long as any Indebtedness is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which

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regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Note and/or any of the other Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

9.9Controlling Document. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any other Loan Document, the terms and conditions of this Agreement shall control.

9.10Construction of Agreement. All pronouns, whether in masculine, feminine or neuter form, shall be deemed to refer to the object of such pronoun whether same is masculine, feminine or neuter in gender, as the context may suggest or require. All terms used herein, whether or not defined in Section 1.1 hereof, and whether used in singular or plural form, shall be deemed to refer to the object of such term, whether such is singular or plural in nature, as the context may suggest or require.

9.11Counterpart Execution. To facilitate execution, this Agreement may be executed in one or more counterparts as may be convenient or required, with all such counterparts collectively constituting a single instrument.

9.12JURISDICTION. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY TEXAS OR FEDERAL COURT SITTING IN DALLAS, TEXAS (OR ANY COUNTY IN TEXAS WHERE ANY PORTION OF THE MORTGAGED PROPERTY IS LOCATED) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, AND BORROWER HEREBY AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY TEXAS OR FEDERAL COURT SITTING IN DALLAS, TEXAS (OR SUCH OTHER COUNTY IN TEXAS) MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE FIVE DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

9.13WAIVER OF JURY TRIAL. BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

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9.14USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Lender will ask for Borrower's name, taxpayer identification number, residential address, date of birth and other information that will allow Lender to identify Borrower, and, if Borrower is not an individual, Lender will ask for Borrower's name, tax identification number, business address, and other information that will allow Lender to identify Borrower. Lender may also ask, if Borrower is an individual, to see Borrower's driver's license or other identifying documents, and, if Borrower is not an individual, to see Borrower's legal organizational documents or other identifying documents.

9.15NOTICE OF INDEMNIFICATION. BORROWER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT CONTAINS CERTAIN INDEMNIFICATION PROVISIONS PURSUANT TO SECTIONS 5.4, 8.1 AND 8.2 HEREOF WHICH MAY, IN CERTAIN INSTANCES, INCLUDE INDEMNIFICATION BY BORROWER OR OTHERS AGAINST LENDER'S OWN NEGLIGENCE, BUT SAID INDEMNIFICATION DOES NOT INCLUDE INDEMNIFICATION FOR LENDER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

9.16ENTIRE AGREEMENT.  THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. THIS INSTRUMENT MAY BE AMENDED ONLY BY AN INSTRUMENT IN WRITING EXECUTED BY THE PARTIES HERETO. IN ACCORDANCE WITH SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, THE PARTIES ACKNOWLEDGE THAT THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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9.17Partial Release. Borrower may from time to time obtain partial releases of the Mortgaged Property in accordance with and subject to the satisfaction of terms and conditions to partial releases in Addendum 3 of the Stratus Loan Agreement. Borrower agrees that the Partial Release Price (as defined in the Stratus Loan Agreement) payable may be applied, in the sole discretion of Lender, to either the Loan or the Stratus Loan in such order as Lender may elect.

The remainder of this page is blank. The signature page follows.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
LENDER:
COMERICA BANK
By: /s/ Sterling J. Silver
Sterling J. Silver, Senior Vice President

BORROWER:

STRATUS PROPERTIES INC., a Delaware corporation

By:	/s/ Erin D. Pickens

Name: Erin D. Pickens
Title: Senior Vice President
STRATUS PROPERTIES OPERATING CO., L.P.,
a Delaware limited partnership

By:	STRS L.L.C., a Delaware limited liability company, General Partner

By:	Stratus Properties Inc., a Delaware corporation, its General Partner

By:    /s/ Erin D. Pickens
Name: Erin D. Pickens
Title: Senior Vice President
CIRCLE C LAND, L.P., a Texas limited partnership

By:	Circle C GP, L.L.C., a Delaware limited liability company, its General Partner

By:	Stratus Properties Inc., a Delaware corporation, Sole Member

By:    /s/ Erin D. Pickens
Name: Erin D. Pickens
Title: Senior Vice President

LOAN AGREEMENT - Signature Page

AUSTIN 290 PROPERTIES, INC., a Texas corporation
By:    /s/ Erin D. Pickens
Name: Erin D. Pickens
Title: Senior Vice President

List of  Attachments:
Exhibit A ‑ Land Description

LOAN AGREEMENT - Signature Page

EXHIBIT A
Land Description

LOAN AGREEMENT - Signature Page